Exhibit 99.1
July 19, 2006
ANAHEIM, Calif., July 19, 2006 — New Horizons Worldwide, Inc. today announced that it had completed a $4,000,000 senior secured loan financing with Camden Partners Strategic Fund III, L.P., Camden Partners Strategic Fund III-A, L.P., Alkhaleej Training and Education Corporation and Mr. George Rich. The Camden Partners entities were the purchasers of the Series A Convertible Preferred Stock issued by the Company in February 2005. Alkhaleej is the franchisee of the Company’s training centers in Saudi Arabia. Mr. Rich is a private investor. The Company intends to use the proceeds of the loan primarily for general working capital.
The terms of the loan provide for payment of the principal in full three years from the date of the loan and quarterly payments of interest at a rate of 10% per annum. In addition, the lenders received an aggregate of 2,666,667 warrants to acquire shares of the Company’s common stock at $1.50 per share. 2,000,000 of the warrants are exercisable immediately. The remaining warrants will become exercisable in whole or in part on August 15, 2007 depending on the Company’s achievement of financial performance targets and the outcome of certain contingencies. All of the warrants expire in five years.
Simultaneous with the loan transaction, the Camden Partners entities exchanged their shares of Series A Convertible Preferred Stock and accrued but unpaid dividends for a total of 174,693 shares of Series B Convertible Preferred Stock and released certain claims against the Company. The Series B Preferred Shares have a liquidation preference of $37.50 per share, an 8% cumulative cash dividend and a conversion rate of 20.8333 shares of common stock for each preferred share.
In addition to the right to vote on an as converted basis with the holders of shares of common stock, the holders of Series B Preferred Shares will have the right to vote as a class for the election of three directors. Such holders have initially determined that David L. Warnock and Donald W. Hughes from Camden Partners and Alwaleed Aldryann from Alkhaleej will serve as directors. Mr. Warnock has served as a director of the Company since February, 2005 and is a Partner and the founder of Camden Partners. Mr. Hughes is a Partner and CFO of Camden Partners. Mr. Aldryaan operates the largest international franchisee of the Company, with over forty centers in Saudi Arabia and the Middle East.
Curtis Lee Smith, Chairman of the Board, said, “The board would like to welcome our new members and to thank Camden Partners for its commitment to New Horizons future. It was also a vote of confidence to have one of our strongest franchisees, Alwaleed Aldryann, offer his financial and intellectual support. These are strong additions.”
David L. Warnock commented, “We, at Camden Partners are optimistic about the prospects for New Horizons and its vast franchise network. This financing is a critical element in our strategy to refranchise the company owned markets, recruit a new CEO and solidify New Horizons balance sheet. We have accomplished much in the last six months and are looking forward to continued progress under Mark Miller’s leadership in the months ahead.”
Mark Miller, CEO, stated, “I’m very pleased by the continued support of Camden Partners and the new investors Alkhaleej Training and Education Corporation and Mr. George Rich.. The company is well positioned with a strong franchise network and a market that continues to show improvement. This investment will be a significant support to our progress”.

About New Horizons Computer Learning Centers
Anaheim, California-based New Horizons Computer Learning Centers (NEWH.PK) was named the world’s largest independent IT training company by IDC in 2005. New Horizons franchises the New Horizons Computer Learning Center brand in the US and around the world through its subsidiary, New Horizons Franchising Group, Inc., and also owns and operates several computer training centers in the US. Through its Integrated Learning offering, New Horizons provides customer-focused computer training choices with a wide variety of tools and resources that reinforce the learning experience. With more than 280 centers in 56 countries, New Horizons sets the pace for innovative training programs that meet the changing needs of the industry. For more information, or to find a local New Horizons Computer Learning Center, visit www.newhorizons.com.
Company Contact
Mark Tucker, Vice President of Marketing
714-940-8201
mark.tucker@newhorizons.com